FIRST TRUST EXCHANGE-TRADED FUND


                   ESTABLISHMENT AND DESIGNATION OF SERIES OF
                          SHARES OF BENEFICIAL INTEREST


         Pursuant to Section 6.2 of Article VI of the Declaration of Trust dated as of August 8, 2003 (the "Declaration") of First Trust Exchange-Traded Fund, a Massachusetts business trust (the "Trust"), the Initial Trustee of the Trust, this 10th day of June, 2005 hereby establishes and designates one series of Shares (as defined in the Declaration) (the "Fund") to have the special and relative rights described below.

          1. The following Fund is established and designated:

               First Trust Dow Jones Select MicroCap Index(sm) Fund

          2. The Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Fund. Each Share of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shareholders of the Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration. The Shares of the Fund shall be offered to the public in aggregations of 50,000 Shares ("Creation Units") and such Creation Units shall be redeemable. The proceeds of the sale of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

          3. Shareholders of the Fund shall vote either separately as a series on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Declaration.

          4. The assets and liabilities of the Trust shall be allocated between the Fund and any other series of Shares that may be established from time to time as set forth in the Declaration.

          5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

          6. Subject to the applicable provisions of the 1940 Act and the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund now

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or hereafter created, or to otherwise change the special relative rights of the
Fund designated hereby without any action or consent of the shareholders.

          7. The Fund may be terminated by the Trustees at any time by written notice to shareholders of the Fund.

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         IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the
Trust, has executed this instrument as of this 10th day of June, 2005.



/s/ James A. Bowen
-------------------------------
    James A. Bowen



STATE OF ILLINOIS        )
                         ) SS
COUNTY OF ____________   )

         Then personally appeared the above-named person(s) who are known to me to be the sole Trustee of the Trust whose name and signature are affixed to the foregoing Designation of Series and who acknowledged the same to be his free act and deed, before me this 10th day of June, 2005.


                                  --------------------------------------------
                                  Notary Public
                                  My Commission Expires: